UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                             Resource America, Inc.
                             ----------------------
                                (Name of Issuer)

                          Common Stock, par value $.01
                          ----------------------------
                         (Title of Class of Securities)

                                    761195205
                                    ---------
                                 (CUSIP Number)



                                February 23, 2007
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]      Rule 13d-1(b)
              [X]      Rule 13d-1(c)
              [ ]      Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 761195205                   13G                     Page 2 of 19 Pages
-------------------                                           ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kenneth H. Shubin Stein, MD, CFA
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            3,600
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       1,593,691
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      3,600
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,593,691
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,597,291
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                 [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 761195205                   13G                     Page 3 of 19 Pages
-------------------                                           ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       1,593,691
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,593,691
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,593,691
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                 [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           HC
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 761195205                   13G                     Page 4 of 19 Pages
-------------------                                           ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Opportunity Fund, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       729,920
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            729,920
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           729,920
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                 [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 761195205                   13G                     Page 5 of 19 Pages
-------------------                                           ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       729,920
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            729,920
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           729,920
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                 [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           HC
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 761195205                   13G                     Page 6 of 19 Pages
-------------------                                           ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Offshore Opportunity Fund, Ltd.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       474,069
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            474,069
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           474,069
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                 [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.7%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 761195205                   13G                     Page 7 of 19 Pages
-------------------                                           ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Offshore Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       474,069
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            474,069
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           474,069
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                 [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.7%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           HC
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 761195205                   13G                     Page 8 of 19 Pages
-------------------                                           ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CIL Spencer Limited
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       164,055
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            164,055
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           164,055
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                 [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.9%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 761195205                   13G                     Page 9 of 19 Pages
-------------------                                           ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Columbia Avenue Capital, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Oklahoma
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       83,896
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            83,896
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           83,896
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                 [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. 761195205                   13G                    Page 10 of 19 Pages
-------------------                                          -------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Select Fund, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       49,388
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            49,388
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           49,388
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                 [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.3%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. 761195205                   13G                    Page 11 of 19 Pages
-------------------                                          -------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Select Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       49,388
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            49,388
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           49,388
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                 [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.3%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. 761195205                   13G                    Page 12 of 19 Pages
-------------------                                          -------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Opportunity Fund II, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       92,363
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            92,363
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           92,363
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                 [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. 761195205                   13G                    Page 13 of 19 Pages
-------------------                                          -------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Partners II, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       92,363
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            92,363
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           92,363
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                 [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

     This Amendment No. 4 to Schedule 13G (this "Amendment No. 4") is filed with respect to the Common Stock of Resource America, Inc., a Delaware corporation, to amend the Schedule 13G filed on December 7, 2004 (the "Schedule 13G"), as amended on September 13, 2005 ("Amendment No. 1"), February 23, 2006 ("Amendment No. 2") and February 14, 2007 ("Amendment No. 3"). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Schedule 13G.

Items 2(a) and 2(b)      Name of Person Filing and Address of Business Office:
                         ----------------------------------------------------

Items 2(a) and 2(b) are hereby amended and restated as follows:

     This Amendment No. 4 is being filed on behalf of Kenneth H. Shubin Stein, MD, CFA, an individual ("Dr. Shubin Stein"), Spencer Capital Management, LLC, a Delaware limited liability company ("SCM"), Spencer Capital Partners, LLC, a Delaware limited liability company ("SCP"), Spencer Capital Opportunity Fund, LP, a Delaware limited partnership ("SCF"), Spencer Capital Offshore Opportunity Fund, Ltd., a Cayman Islands exempted company ("SCOF"), Spencer Capital Offshore Partners, LLC, a Delaware limited liability company ("SCOP"), CIL Spencer Limited, a Cayman Islands exempted company ("CIL"), Columbia Avenue Capital, LLC, an Oklahoma limited liability company ("CAC"), Spencer Capital Select Fund, LP, a Delaware limited partnership ("SCSF"), Spencer Select Partners, LLC, a Delaware limited liability company ("SSP"), Spencer Capital Opportunity Fund II, LP, a Delaware limited partnership ("SCF II"), and Spencer Capital Partners II, LLC, a Delaware limited liability company ("SCP II" and together with Dr. Shubin Stein, SCM, SCP, SCF, SCOF, SCOP, CIL, CAC, SCSF, SSP and SCF II, the "Filers"). The principal business office of the Filers is 1995 Broadway, Suite 1801, New York, New York 10023, except for SCOF, whose principal business office is c/o Walkers SPV Ltd., P.O. Box 908GT, Walkers House, Mary Street, George Town, Cayman Islands.

     Dr. Shubin Stein is the manager, controlling person and member of SCM, SCP, SCOP, SSP and SCP II. SCM is the investment adviser of SCF, SCOF, CIL, CAC, SCSF and SCF II. SCP serves as the general partner of SCF. SCOP serves as the management company of SCOF. SSP serves as the general partner of SCSF. SCP II serves as the general partner of SCF II. SCF, SCOF, SCSF, CIL, CAC and SCF II are private investment vehicles formed for the purpose of investing and trading in a wide variety of securities and financial instruments, and they directly own the shares of common stock reported in this Amendment No. 4.

Item 4                   Ownership:
                         ---------

Item 4 is hereby amended and restated as follows:

     The percentages used herein are calculated based upon the 17,588,658 shares of Common Stock issued and outstanding as of February 1, 2007, as reported on the Issuer's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2006, filed by the Issuer with the Securities and Exchange Commission on February 7, 2007.

     As of February 23, 2007:

     1. Kenneth H. Shubin Stein, MD, CFA
        (a) Amount beneficially owned: 1,597,291
        (b) Percent of class: 9.1%
        (c) (i) Sole power to vote or direct the vote: 3,600


                                    14 of 19

            (ii) Shared power to vote or direct the vote: 1,593,691
            (iii) Sole power to dispose or direct the disposition: 3,600
            (iv) Shared power to dispose or direct the disposition: 1,593,691

     2. Spencer Capital Management, LLC
        (a) Amount beneficially owned: 1,593,691
        (b) Percent of class: 9.1%
        (c) (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 1,593,691
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 1,593,691

     3. Spencer Capital Opportunity Fund, LP
        (a) Amount beneficially owned: 729,920
        (b) Percent of class: 4.1%
        (c) (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 729,920
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 729,920

     4. Spencer Capital Partners, LLC
        (a) Amount beneficially owned: 729,920
        (b) Percent of class: 4.1%
        (c) (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 729,920
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 729,920

     5. Spencer Capital Offshore Opportunity Fund, LP
        (a) Amount beneficially owned: 474,069
        (b) Percent of class: 2.7%
        (c) (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 474,069
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 474,069

     6. Spencer Capital Offshore Partners, LLC
        (a) Amount beneficially owned: 474,069
        (b) Percent of class: 2.7%
        (c) (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 474,069
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 474,069

     7. CIL Spencer Limited
        (a) Amount beneficially owned: 164,055
        (b) Percent of class: 0.9%
        (c) (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 164,055
            (iii) Sole power to dispose or direct the disposition: 0


                                    15 of 19

            (iv) Shared power to dispose or direct the disposition: 164,055

     8. Columbia Avenue Capital, LLC
        (a) Amount beneficially owned: 83,896
        (b) Percent of class: 0.5%
        (c) (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 83,896
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 83,896

     9. Spencer Capital Select Fund, LP
        (a) Amount beneficially owned: 49,388
        (b) Percent of class: 0.3%
        (c) (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 49,388
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 49,388

     10. Spencer Select Partners, LLC
        (a) Amount beneficially owned: 49,388
        (b) Percent of class: 0.3%
        (c) (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 49,388
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 49,388

     11. Spencer Capital Opportunity Fund II, LP
        (a) Amount beneficially owned: 92,363
        (b) Percent of class: 0.5%
        (c) (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 92,363
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 92,363

     12. Spencer Capital Partners II, LLC
        (a) Amount beneficially owned: 92,363
        (b) Percent of class: 0.5%
        (c) (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 92,363
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 92,363

Item 10                  Certification:
                         -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    16 of 19

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 28, 2007

                                SPENCER CAPITAL MANAGEMENT, LLC



                                By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                     Name:   Kenneth H. Shubin Stein, MD, CFA
                                     Title:  Managing Member



                                SPENCER CAPITAL OPPORTUNITY FUND, LP

                                By:  Spencer Capital Partners, LLC,
                                     Its General Partner



                                By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                     Name:   Kenneth H. Shubin Stein, MD, CFA
                                     Title:  Managing Member



                                SPENCER CAPITAL PARTNERS, LLC



                                By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                     Name:   Kenneth H. Shubin Stein, MD, CFA
                                     Title:  Managing Member



                                SPENCER CAPITAL OFFSHORE OPPORTUNITY FUND, LTD.


                                By:  Spencer Capital Offshore Partners, LLC,
                                     Its Management Company



                                By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                     Name:   Kenneth H. Shubin Stein, MD, CFA
                                     Title:  Managing Member



               [SIGNATURE PAGE OF AMENDMENT NO. 4 TO SCHEDULE 13G
                     WITH RESPECT TO RESOURCE AMERICA, INC.]

                                SPENCER CAPITAL OFFSHORE PARTNERS, LLC



                                By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                     Name:   Kenneth H. Shubin Stein, MD, CFA
                                     Title:  Managing Member



                                CIL SPENCER LIMITED


                                By:  Spencer Capital Management, LLC,
                                     Its Investment Adviser



                                By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                     Name:   Kenneth H. Shubin Stein, MD, CFA
                                     Title:  Managing Member



                                COLUMBIA AVENUE CAPITAL, LLC


                                By:  Spencer Capital Management, LLC,
                                     Its Investment Adviser



                                By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                     Name:   Kenneth H. Shubin Stein, MD, CFA
                                     Title:  Managing Member



                                SPENCER CAPITAL SELECT FUND, LP


                                By:  Spencer Select Partners, LLC,
                                     Its General Partner



                                By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                     Name:   Kenneth H. Shubin Stein, MD, CFA
                                     Title:  Managing Member



                                SPENCER SELECT PARTNERS, LLC



                                By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                     Name:   Kenneth H. Shubin Stein, MD, CFA
                                     Title:  Managing Member



               [SIGNATURE PAGE OF AMENDMENT NO. 4 TO SCHEDULE 13G
                     WITH RESPECT TO RESOURCE AMERICA, INC.]

                                SPENCER CAPITAL OPPORTUNITY FUND II, LP

                                By:  Spencer Capital Partners II, LLC,
                                     Its General Partner



                                By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                     Name:   Kenneth H. Shubin Stein, MD, CFA
                                     Title:  Managing Member


                                SPENCER CAPITAL PARTNERS II, LLC


                                By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                     Name:   Kenneth H. Shubin Stein, MD, CFA
                                     Title:  Managing Member




                                     /s/ Kenneth H. Shubin Stein, MD, CFA
                                     -------------------------------------------
                                     Name:   Kenneth H. Shubin Stein, MD, CFA


               [SIGNATURE PAGE OF AMENDMENT NO. 4 TO SCHEDULE 13G
                     WITH RESPECT TO RESOURCE AMERICA, INC.]

                                  EXHIBIT INDEX
                                  -------------

Exhibit 99.1: Joint Filing Agreement, by and among Dr. Shubin Stein, Spencer Capital Management, LLC, Spencer Capital Opportunity Fund, LP, Spencer Capital Partners, LLC, Spencer Capital Offshore Opportunity Fund, Ltd., Spencer Capital Offshore Partners, LLC, CIL Spencer Limited, Columbia Avenue Capital, LLC, Spencer Capital Select Fund, LP, Spencer Select Partners, LLC, Spencer Capital Opportunity Fund II, LP and Spencer Capital Partners II, LLC, dated February 28, 2007.